FOR IMMEDIATE RELEASE

CONTACT
Nigel Ekern
Chief Administrative Officer
Clarus Corporation
(203) 428-2000
nekern@claruscorp.com

Clarus Announces Third Quarter 2006 Results

STAMFORD, CONNECTICUT — November 9, 2006 — Clarus Corporation (OTC:CLRS.PK) today announced financial results for the quarter ended September 30, 2006. Clarus reported no revenues for the quarters ended September 30, 2006 and 2005, respectively. Net income for the third quarter of 2006 was $99,000 or $0.01 per diluted share compared to a net loss of $127,000 or $0.01 per diluted share during the comparable period of 2005. As of September 30, 2006, Clarus’ cash, cash equivalents and marketable securities were $84.0 million (or $4.91 gross cash per share) compared to $84.9 million as of December 31, 2005. Gross cash per share at September 30, 2006 equals cash, cash equivalents and marketable securities of $84.0 million divided by 17.1 million common shares outstanding. Clarus has provided this Non-GAAP measure because it believes that it is useful to investors assessing the extent of Clarus’ assets available for redeployment. Clarus is unaware of any comparable GAAP measure.

The results of operations for the nine-months ending September 30, 2006 includes a charge of approximately $1.4 million for transaction expenses arising out of negotiations related to acquisition processes that terminated in 2006 without Clarus consummating the acquisitions. Transaction expenses represent the costs incurred during due diligence and negotiation of potential acquisitions such as legal, accounting and other professional fees and related expenses.

Clarus estimates that it has available net operating loss, research and experimentation credit and alternative minimum tax credit carryforwards for U.S. federal income tax purposes of approximately $222.7 million, $1.3 million and $53,000, respectively, which expire in varying amounts beginning in the year 2009 to the extent not limited under Section 382 of the Internal Revenue Code. The Company also has a capital loss carryforward of $15.2 million which expires in varying amounts beginning in the year 2007.

Clarus does not currently intend to hold conference calls to discuss quarterly earnings releases unless and until it consummates an acquisition in connection with its redeployment strategy. At such time, Clarus plans to resume holding quarterly conference calls to review earnings and operating performance.

Clarus, formerly a provider of e-commerce business solutions, is seeking to redeploy its assets and use its substantial cash, cash equivalent assets and marketable securities to enhance stockholder value.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Clarus’ beliefs, expectations, intentions and strategies regarding Clarus, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value, the unavailability of our net operating loss carry forward, and that the unaudited financial information provided in this press release may be adjusted as a result of the year end audit. Clarus cannot guarantee its future performance. All forward-looking statements contained in this release are based on information available to Clarus as of the date of this release and Clarus assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Clarus’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Our Future Results” sections of Clarus’ filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.claruscorp.com or the SEC’s web site a http://www.sec.gov.

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	SEPTEMBER 30, 2006	DECEMBER 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,362	$23,270
Marketable securities	82,666	61,601
Interest receivable	387	320
Prepaids and other current assets	200	135
Total current assets	84,615	85,326

PROPERTY AND EQUIPMENT, NET	1,745	1,996

OTHER ASSETS:
Deposits and other long-term assets	—	956
TOTAL ASSETS	$86,360	$88,278
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$492	$1,461
Total current liabilities	492	1,461

LONG-TERM LIABILITIES:
Deferred rent	260	208
Total liabilities	752	1,669

STOCKHOLDERS' EQUITY:
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 17,188,622 and 17,187,170 shares issued and 17,113,622 and 17,112,170 outstanding in 2006 and 2005, respectively	2	2
Additional paid-in capital	367,865	370,704
Accumulated deficit	(282,254)	(280,947)
Treasury stock, at cost	(2)	(2)
Accumulated other comprehensive income	(3)	(88)
Deferred compensation	—	(3,060)
Total stockholders' equity	85,608	86,609
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$86,360	$88,278

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THREE MONTHS ENDED SEPTEM BER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
REVENUES:	$—	$—	$—	$—
Total revenues	—	—	—	—

OPERATING EXPENSES:
General and administrative	850	714	2,557	2,501
Transaction costs	25	--	1,413	--
Depreciation and amortization	86	83	259	249
Total operating expenses	961	797	4,229	2,750

OPERATING LOSS	(961)	(797)	(4,229)	(2,750)
OTHER INCOME(EXPENSE)	—	2	—	—
INTEREST INCOME	1,060	668	2,922	1,717
NET INCOME (LOSS)	$99	$(127)	$(1,307)	$(1,033)

Income (loss) per common share:
Basic	$0.01	$(0.01)	$(0.08)	$(0.06)
Diluted	$0.01	$(0.01)	$(0.08)	$(0.06)

Weighted average shares outstanding:
Basic	16,614	16,310	16,613	16,283
Diluted	16,614	16,310	16,613	16,283

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	THREE MONTHS ENDED SEPTEMBER 30,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(1,307)	$(1,033)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization on property and equipment	259	249
Amortization of deferred employee compensation	221	279
Amortization of premium and discount on securities, net	(1,719)	(276)
Changes in operating assets and liabilities:
Accrued interest receivable, prepaids and other current assets	(132)	151
Accounts payable and accrued liabilities	(969)	(808)
Deferred rent	52	75
Deposits and other long-term assets	956	(1)
NET CASH USED IN OPERATING ACTIVITIES	(2,639)	(1,364)

INVESTING ACTIVITIES:
Purchases of marketable securities	(117,824)	(66,588)
Proceeds from maturity of marketable securities	98,563	34,620
Additions to property and equipment	(8)	(16)
NET CASH USED IN INVESTING ACTIVITIES	(19,269)	(31,984)

FINANCING ACTIVITIES:
Proceeds from the exercises of stock options	—	844
NET CASH PROVIDED BY FINANCING ACTIVITIES	—	844
CHANGE IN CASH AND CASH EQUIVALENTS	(21,908)	(32,504)

CASH AND CASH EQUIVALENTS, Beginning of Period	23,270	48,377
CASH AND CASH EQUIVALENTS, End of Period	$1,362	$15,873